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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE

                         SUREBEAM CORPORATION AUTHORIZED
                             TO FILE FOR BANKRUPTCY


SAN DIEGO, CA. JANUARY 12, 2004 - SUREBEAM CORPORATION (PINK SHEETS: SURE) today announced that it will file for bankruptcy under Chapter 7 of the United States Bankruptcy Code.

SureBeam has been unable to reach a restructuring agreement with its senior secured lender, and such lender has indicated an intent to accelerate the maturity and to demand payment of SureBeam's debt. In addition, SureBeam Corporation has been unable to raise additional funds it needs to continue its operations.

The Board of SureBeam has determined that it is in the best interest of all of the Company's constituencies that protection of the Bankruptcy Court is obtained under Chapter 7 of the United States Bankruptcy Code. Under Chapter 7, a Trustee will be appointed by the Court to liquidate the Company and its principal operating subsidiary, SB OperatingCo., LLC.

SureBeam will cease to operate its business by the end of day, January 16, 2004.

Headquartered in San Diego, California, SureBeam Corporation was a leading provider of electron beam food safety systems and services for the food industry. SureBeam's technology significantly improves food quality, extends product freshness, and provides disinfestation that helps to protect the environment. The SureBeam patented system is based on proven electron beam and x-ray technology that destroys harmful food-borne bacteria much like thermal pasteurization does to milk. This technology can also eliminate the need for toxic chemical fumigants used in pest control that may be harmful to the earth's ozone layer.

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